Exhibit 99.1

NEWS RELEASE

Alliance Imaging, Inc.
Kenneth S. Ord
Executive Vice President
Chief Financial Officer
(714) 688-7100
www.allianceimaging.com

ALLIANCE IMAGING
REPORTS RESULTS FOR THE
SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2003

ANAHEIM, CA—August 12, 2003–Alliance Imaging, Inc. (NYSE:AIQ), a leading national provider of diagnostic imaging services, announced results for the second quarter and first six months ended June 30, 2003.

Revenues increased 1.5% to $105.3 million for the second quarter ended June 30, 2003 from revenues of $103.8 million for the same quarter in 2002, an increase of $1.5 million.  For the first six months of 2003, revenues increased 2.7% to $208.1 million from $202.6 million in the same period of the preceding year, a $5.5 million increase.

Alliance’s earnings before interest, taxes, depreciation, and amortization, adjusted for non-cash stock-based compensation expenses, employment agreement costs, and severance and related costs (“Adjusted EBITDA”), decreased 7.2% to $43.6 million for the second quarter of 2003 from $47.0 million for the corresponding quarter of 2002, a decrease of $3.4 million.  For the first six months of 2003, Adjusted EBITDA decreased 5.5% to $85.6 million from $90.6 million in the same period of 2002, a decrease of $5.0 million.  For a more detailed discussion and computation of Adjusted EBITDA, see the table entitled “EBITDA and Adjusted EBITDA” included in the tables following this release.

Alliance incurred the following costs that were excluded from the calculation of Adjusted EBITDA.  Non-cash stock-based compensation expenses totaled $0.4 million and $0.5 million in the second quarter of 2003 and 2002, respectively, and $0.8 million and $1.1 million in the first six months of 2003 and 2002, respectively.  In the second quarter of 2003, Alliance recorded $1.7 million of costs associated with an employment agreement and $1.5 million of severance and related costs.  For the first six months of 2003, Alliance recorded $1.7 million in costs associated with an employment agreement and $1.7 million in severance and related costs.

Earnings per share on a diluted basis (excluding non-cash stock-based compensation expenses, employment agreement costs, and severance and related costs) were $0.16 per share for the second quarter of 2003 compared to $0.20 per share (excluding non-cash stock-based compensation expenses) for the second quarter of 2002.

Alliance Imaging, Inc.

News Release

August 12, 2003

Earnings per share on a diluted basis (excluding non-cash stock-based compensation expenses, employment agreement costs, and severance and related costs) were $0.31 per share for the first six months of 2003 compared to $0.36 per share (excluding non-cash stock-based compensation expenses) for the corresponding period of 2002.

Earnings per share on a diluted basis were $0.12 for the second quarter of 2003 compared to $0.19 per share for the second quarter of 2002.  Earnings per share on a diluted basis were $0.26 and $0.35 for the first six months of 2003 and 2002, respectively.

For a more detailed discussion and computation of earnings per share, see the table entitled “Earnings Per Share – Diluted” included in the tables following this release.

At June 30, 2003, the Company’s net debt to last twelve month Adjusted EBITDA was 3.3x.  Cash flow provided by operating activities was $28.9 million in the second quarter of 2003 compared to $29.3 million in the corresponding period of the preceding year.  For the six months ended June 30, 2003 and 2002, cash flow from operating activities totaled $59.6 million and $61.0 million, respectively.  Capital expenditures were $24.7 million in the second quarter of 2003 compared to $14.3 million in the same quarter of 2002.  For the six months ended June 30, 2003 and 2002, capital expenditures totaled $50.5 million and $37.3 million, respectively.

Paul S. Viviano, President and Chief Executive Officer stated, “We are pleased to report that our results are slightly above the high end of our guidance range for the second quarter.  Our positron emission tomography (“PET”) modality continues to grow at a rapid rate, with PET revenue in the first half of 2003 increasing 109% over the first six months of last year.  Our focus on our free-standing imaging center initiative has resulted in the opening of two centers in the first half of the year, with another three centers presently scheduled to open in the second half of 2003.”

Alliance Imaging, Inc. is a leading national provider of diagnostic imaging services.  Alliance provides imaging services primarily to hospitals and other healthcare providers on a shared and full-time service basis, in addition to operating a growing number of free-standing imaging centers.  The Company had 461 diagnostic imaging systems, including 362 MRI systems, and 1,331 clients in 43 states at June 30, 2003.

Investors and all others are invited to listen to a conference call discussing second quarter results.  The conference call is scheduled for Wednesday, August 13, 2002 at 1:00 p.m. Eastern Time.  The call will be broadcast live on the Internet and can be accessed by visiting the Company’s website at www.allianceimaging.com.  Click on Audio Presentations in the Investor Relations section of the website to access the link. The conference call can also be accessed at (888) 689-9529 (United States) or (706) 645-0319 (International).  Interested parties should call at least ten minutes prior to the conference call to register.  A replay of the call can be accessed until Friday, September 12, 2003 by visiting the Company’s website or by calling

(800) 642-1687 (United States) or (706) 645-9291 (International).  The conference call replay identification number is 1898275.

This press release contains forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  These statements involve risks and uncertainties that could cause actual results to differ materially from those projected.  For a complete list of risks and uncertainties, please refer to the Risk Factor section of the Company’s Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

# # #

ALLIANCE IMAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in thousands, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003

Revenues	$103,823	$105,333	$202,557	$208,068

Costs and expenses:
Operating expenses, excluding depreciation	44,789	48,893	88,883	98,171
Selling, general and administrative expenses	12,048	12,822	23,112	24,331
Employment agreement costs	—	1,654	—	1,654
Severance and related costs	—	1,506	—	1,716
Non-cash stock-based compensation	532	418	1,064	836
Depreciation expense	17,301	18,719	34,095	36,604
Amortization expense	575	677	1,133	1,353
Interest expense, net of interest income	12,107	11,131	24,359	22,223
Other income	—	(149)	—	(243)
Total costs and expenses	87,352	95,671	172,646	186,645

Income before income taxes	16,471	9,662	29,911	21,423
Provision for income taxes	6,836	4,009	12,414	8,890
Net income	$9,635	$5,653	$17,497	$12,533

Earnings per common share:
Basic	$0.20	$0.12	$0.37	$0.26
Diluted	$0.19	$0.12	$0.35	$0.26

Weighted average number of shares of common stock and common stock equivalents:
Basic	47,582	47,840	47,553	47,787
Diluted	50,191	48,498	50,072	48,534

ALLIANCE IMAGING, INC.

EBITDA AND ADJUSTED EBITDA

(in thousands)

EBITDA represents earnings before interest expense, net, other income, income taxes, depreciation and amortization expense.  Adjusted EBITDA represents EBITDA adjusted for employment agreement costs, severance and related costs, and non-cash stock-based compensation expenses.  EBITDA and Adjusted EBITDA are not presentations made in accordance with accounting principles generally accepted in the United States of America.  EBITDA and Adjusted EBITDA should not be considered in isolation or as substitutes for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as measures of profitability or liquidity.  EBITDA and Adjusted EBITDA are included to provide additional information with respect to a measure that certain investment analysts use as a benchmark for measuring our operating performance, our ability to satisfy our debt service, capital expenditure and working capital requirements, and because certain covenants in our debt service instruments are based on similar measures.  While EBITDA and Adjusted EBITDA are used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.  The calculations of EBITDA and Adjusted EBITDA are shown below:

	Quarter Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003

Net income	$9,635	$5,653	$17,497	$12,533
Depreciation expense	17,301	18,719	34,095	36,604
Amortization expense	575	677	1,133	1,353
Interest expense, net	12,107	11,131	24,359	22,223
Other income	—	(149)	—	(243)
Provision for income taxes	6,836	4,009	12,414	8,890
EBITDA	46,454	40,040	89,498	81,360
Employment agreement costs	—	1,654	—	1,654
Severance and related costs	—	1,506	—	1,716
Non-cash stock-based compensation	532	418	1,064	836
Adjusted EBITDA	$46,986	$43,618	$90,562	$85,566

Revenue	$103,823	$105,333	$202,557	$208,068

EBITDA margin	44.7%	38.0%	44.2%	39.1%
Adjusted EBITDA margin	45.3%	41.4%	44.7%	41.1%

ALLIANCE IMAGING, INC.

EARNINGS PER SHARE - DILUTED

(in thousands, except per share amounts)

Earnings per share – diluted represents net income divided by the weighted average number of common stock and common stock equivalents outstanding during the quarter.  Earnings per share – diluted, excluding employment agreement costs, severance and related costs and non-cash stock-based compensation expenses represent the add back of the above noted items, net of tax, divided by the weighted average number of common stock and common stock equivalents outstanding during the quarter.  Earnings per share – diluted, excluding employment agreement costs, severance and related costs and non-cash stock-based compensation expenses are not a presentation made in accordance with accounting principles generally accepted in the United States of America.  Earnings per share – diluted, excluding employment agreement costs, severance and related costs and non-cash stock-based compensation expenses should not be considered in isolation or as a substitute for earnings per share – diluted, net income, and other income statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability.  Earnings per share – diluted, excluding employment agreement costs, severance and related costs and non-cash stock-based compensation expenses is included to provide additional information with respect to a measure that certain investment analysts use as a benchmark for our operating performance and because certain covenants in our debt service instruments are based on similar measures.  While earnings per share – diluted, excluding employment agreement costs, severance and related costs and non-cash stock-based compensation expenses is used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.  The calculations of earnings per share – diluted and earnings per share – diluted, excluding employment agreement costs, severance and related costs and non-cash stock-based compensation expenses are shown below:

	Quarter Ended June 30,		Six Months Ended June 30
	2002	2003	2002	2003

Net income, as reported	$9,635	$5,653	$17,497	$12,533

Add employment agreement costs	—	1,654	—	1,654
Less income tax effect of employment agreement costs	—	(686)	—	(686)
Add severance and related costs	—	1,506	—	1,716
Less income tax effect of severance and related costs	—	(625)	—	(712)
Add non-cash stock-based compensation	532	418	1,064	836
Less income tax effect of non-cash stock based compensation	(221)	(173)	(442)	(347)
	311	2,094	622	2,461
Income excluding employment agreement costs, severance and related costs and non-cash stock-based compensation	$9,946	$7,747	$18,119	$14,994

Earnings per share - diluted
As reported	$0.19	$0.12	$0.35	$0.26
Excluding employment agreement costs, severance and related costs and non-cash stock based compensation expenses	$0.20	$0.16	$0.36	$0.31

Weighted average number of shares of common stock and common stock equivalents - diluted	50,191	48,498	50,072	48,534

ALLIANCE IMAGING, INC.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

	December 31, 2002	June 30, 2003

Cash and cash equivalents	$31,413	$25,600
Accounts receivable, net	49,830	51,669
Total current assets	99,502	96,960
Equipment, net	358,607	376,572
Total assets	683,058	707,518
Total current liabilities	55,923	58,450
Long-term debt, including current maturities	608,862	609,464
Stockholders’ deficit	(42,309)	(28,458)

ALLIANCE IMAGING, INC.

SELECTED STATISTICAL INFORMATION

	Second Quarter Ended June 30,
	2002	2003

MRI scan-based
Average number of scan-based systems	300.5	307.5
Scans per system per day	9.97	9.46
Total number of MRI scans	224,400	209,700
Price per scan	$364.2	$363.7

PET
Number of owned systems at quarter end	19	35
Total number of systems (including unconsolidated joint ventures) at quarter end	22	37

Revenue breakdown (in millions)
Scan-based MRI revenue	$81.7	$76.2
PET revenue	7.0	13.5
Non-scan based MRI and other modalities	15.1	15.6
Total revenues	$103.8	$105.3